Exhibit 5.1

SILVERMAN SHIN BYRNE & GILCHREST PLLC

381 Park Avenue South, Suite 1601

New York, New York 10016

Tel. No. 212-779-8600

Telecopy Number - (212) 779-8858

January 20, 2016

Board of Directors

Hemispherx Biopharma, Inc.

1617 JFK Boulevard

Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-8.

Ladies and Gentlemen:

We have acted as counsel to Hemispherx Biopharma, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8, (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 7,000,000 shares (the “Additional Plan Shares”) of the Company's common stock, par value $0.001 per share (the "Common Stock"), which may be issued upon the terms and subject to the conditions set forth in the Amended and Restated Hemispherx Biopharma, Inc. 2009 Equity Incentive Plan (the "Plan"). This opinion does not relate to 15,000,000 shares issuable or issued pursuant to the Plan prior to its recent amendment and restatement, which shares were previously registered on Form S-8 (SEC file no. 333-160499). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of our opinion, including: (i) the Company's Amended and Restated Certificate of Incorporation and all amendments thereto; (ii) the Company's Amended and Restated Bylaws; (iii) the Plan; (iv) the Registration Statement; and (v) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "Board").

For purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (v) compliance with the terms of the Plan by the Company and its employees, officers, the Board and any committees or individuals appointed to administer the Plan; (vi) that the resolutions authorizing the Company to issue or deliver and sell the shares pursuant to the Plan will be in full force and effect at all times at which the shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; and (vii) that each award under the Plan will be approved by the Board or an authorized committee of the Board.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Additional Plan Shares have been duly authorized by the Company and, upon issuance and payment therefor in accordance with the terms of the Plan (and the agreements or certificates issued thereunder) will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Silverman Shin Byrne & Gilchrest PLLC
Silverman Shin Byrne & Gilchrest PLLC